Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
Jan. 27, 2005	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni 212-395-7726 robert.a.varettoni@verizon.com

Verizon Reports Strong 4Q and 2004 Results, Driven by

Wireless Revenue Growth, Solid Cash Flows and Margins

4Q Revenues Increase 6.2% to Record $18.3 Billion; 2004 Revenues

of $71.3 Billion Include 23% Growth in Wireless

2004 HIGHLIGHTS

Earnings per Share

•	Fourth quarter: $1.08 in diluted earnings per share, or 64 cents per share before special items (non-GAAP measure)

•	Full year: $2.79 in earnings per share, or $2.51 per share before special items (non-GAAP)

Wireless

•	Fourth quarter: 1.7 million net customer additions, up 13.5 percent from last year’s quarter and the highest quarterly increase for the third consecutive quarter; total revenues up 22.7 percent; record-low churn (customer turnover) of 1.43 percent; average monthly revenue per customer up 3 percent to $50.32

•	Full year: Record 6.3 million total net customer additions, up 25.1 percent from 2003; total revenues up 23.0 percent; cash flows from operating activities (CFFO) increased $2.0 billion from 2003; data services revenues more than double 2003’s total; record operating income margin of 21.1 percent

Wireline

•	Fourth quarter: 306,000 net additions of broadband DSL (digital subscriber lines); total data revenues up 9.2 percent from last year’s quarter; stable revenues and margins; average monthly revenue per residential customer up 4 percent to nearly $50; total Enterprise (large business) revenues up 4.9 percent

Verizon News Release, page 2

•	Full year: 3.6 million total DSL lines, up 53.5 percent year-over-year; $4.2 billion in revenues from all long-distance services, up 10.4 percent; Enterprise revenues of approximately $6 billion, up 1.9 percent; data revenues of $7.8 billion, up 7.4 percent

Other Highlights

•	Total debt: $39.3 billion at year-end 2004, a $6.1 billion decrease from year-end 2003

•	Capital expenditures: $13.3 billion in 2004, compared with $11.9 billion in 2003; 2005 capital spending expected to increase approximately 10 percent over 2004; increases driven by investments for wireless and fiber-optic broadband growth initiatives

Notes: See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement. Discontinued operations in the quarterly periods presented include the operations of Verizon Information Services Canada, following a third-quarter 2004 agreement to sell this business. Fourth quarter and year-to-date 2004 also include the gain on the sale.

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today reported strong fourth-quarter and year-end 2004 results as quarterly revenues increased 6.2 percent, driven by a 10th consecutive quarter of double-digit, year-over-year revenue increases for wireless services. Wireless contributed $27.7 billion to the corporation’s $71.3 billion total revenues in 2004.

For the fourth quarter 2004, Verizon reported earnings of $3.0 billion, or $1.08 per diluted share, compared with a loss of $1.5 billion, or 53 cents per share, in the fourth quarter 2003. Reported earnings in the fourth quarter 2004 included non-recurring gains from sales of non-strategic assets and tax benefits, while the fourth quarter 2003 loss included non-recurring expenses from a voluntary separation plan and environmental remediation costs.

Before special items, earnings were 64 cents per share in the fourth quarter 2004 and 58 cents per share in the fourth quarter 2003.

For the year, Verizon reported earnings of $7.8 billion, or $2.79 per share, compared with $3.1 billion, or $1.12 per share, in 2003. Before special items, earnings were $7.0 billion ($2.51 per share) in 2004, and $7.3 billion ($2.60 per share) in 2003.

Quarterly consolidated operating revenues reached a company-record $18.3 billion in the fourth quarter 2004, increasing 6.2 percent compared with $17.2 billion in the fourth quarter 2003. Annual consolidated operating revenues were $71.3 billion in 2004, increasing 5.7 percent compared with $67.5 billion in 2003 — Verizon’s strongest annual revenue growth in three years.

Verizon Wireless contributed more than 40 percent of Verizon’s total revenues in the fourth quarter 2004, compared with less than 35 percent in the fourth quarter 2003. Wireless

Verizon News Release, page 3

revenues were $7.3 billion in the fourth quarter 2004, a 22.7 percent increase compared with $6.0 billion in the fourth quarter 2003. Full-year 2004 wireless revenues were $27.7 billion, an increase of $5.2 billion, or 23.0 percent, compared with 2003.

Overall, Verizon’s growth businesses — wireless, long-distance, broadband, data and Enterprise services — accounted for 55.2 percent of fourth-quarter 2004 revenues, compared with 49.3 percent of fourth-quarter 2003 revenues. Over the past year, revenues from these businesses have grown by 19.0 percent.

Operating revenues for Domestic Telecom, the company’s U.S. wireline business segment, were $9.7 billion in the fourth quarter 2004, a 2.4 percent decrease compared with the fourth quarter 2003. For the year, wireline operating revenues were $38.6 billion, a 2.7 percent decrease compared with 2003.

‘Strong Fundamentals’

“Building on our excellent fourth-quarter and full-year results, our business fundamentals as we enter 2005 are the strongest they’ve been in years,” said Ivan Seidenberg, Verizon chairman and CEO.

“In 2004, we changed our growth profile by divesting non-strategic assets, by extending our industry leadership in wireless, and by gaining momentum in broadband, long-distance and Enterprise markets. Our wireline business has maintained stable margins, and Verizon Information Services and International have continued to contribute significant revenue, income and cash flow. As we move forward, we are realizing value from our diversified asset base, and we are investing in growth areas as we build tomorrow’s networks to provide customers with continuous service enhancements and product innovations.”

Sustained Wireless Growth

Verizon Wireless added 1.7 million net new customers, the largest quarterly customer increase in the history of the company, which was formed in April 2000. For the year, Verizon Wireless added 6.3 million net new customers, as its total number of customers grew 16.8 percent year-over-year to 43.8 million, including 41.8 million retail customers.

Total churn reached record-low levels for the quarter and the year. Total churn was 1.43 percent for the fourth quarter and 1.50 percent for the year. Churn among retail post-pay customers — or 92 percent of the company’s customers — was 1.2 percent for the quarter and 1.3 percent for the year.

Verizon News Release, page 4

Continued Solid Margins

On a consolidated basis, Verizon’s operating income margin was 18.4 percent in the fourth quarter 2004, compared with negative margins due to the reported loss in the fourth quarter 2003. When adjusted to exclude the special and non-recurring items described later in this release as well as net pension and OPEB (other post-retirement benefit) impact, Verizon’s consolidated operating income margin would have been 20.3 percent in the fourth quarter 2004 and 18.3 percent in the fourth quarter 2003 (non-GAAP measures).

Operating income margin for the wireline segment was 15.2 percent in the fourth quarter 2004, compared with 15.4 percent in the fourth quarter 2003. When adjusted to exclude the items listed above, wireline’s operating income margin would have been 17.3 percent in the fourth quarter 2004 and 15.4 percent in the fourth quarter 2003 (non-GAAP measures).

Consistent with past practice, Verizon believes that excluding the impact of special and non-recurring items and net pension and OPEB expenses or credits enhances comparability, providing a better picture of operating cost management.

Verizon Wireless’ operating income margin was 18.7 percent in the fourth quarter 2004, compared with 18.5 percent in the fourth quarter 2003, and a record 21.1 percent for full-year 2004, compared with 18.2 percent for 2003.

Wireless’ EBITDA margin was 39.5 percent in the fourth quarter 2004, compared with 39.7 percent in the fourth quarter 2003. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure that adds depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by Wireless’ service revenues.) Fourth-quarter 2004 EBITDA margin was impacted by expenses attributable to Verizon Wireless’ long-term employee incentive plan, which have increased as the value of Verizon Wireless has increased.

Verizon Wireless’ 2004 EBITDA margin of 42.3 percent was its highest-ever margin for a full year.

Verizon News Release, page 5

Wireline Broadband and Data Growth

Verizon added a net of 306,000 broadband DSL lines in the fourth quarter 2004 for a total of 3.6 million DSL lines in service, representing 1.2 million net additions over the past year — a growth rate of 53.5 percent.

Revenues from DSL contributed to total wireline data revenues of $2.0 billion in the fourth quarter 2004, a 9.2 percent increase compared with $1.9 billion in data revenues in the fourth quarter 2003. For the year, data revenues of $7.8 billion grew 7.4 percent compared with 2003 and now represent more than 20 percent of total wireline revenues.

Even as strong DSL customer and revenue growth continue, Verizon has begun deploying FiOS next-generation, fiber-optic-based broadband services. FiOS services currently have more than 20 percent market penetration in Keller, Texas, Verizon’s first market, after the first four and a half months of sales.

In another wireline growth area, revenues from long-distance services, including regional toll services, were $1.1 billion in the fourth quarter 2004, a 5.8 percent increase compared with $1.0 billion in the fourth quarter 2003. On an annual basis, these revenues totaled $4.2 billion in 2004, a 10.4 percent increase compared with 2003.

Debt Reduction and Cash Management

Verizon’s total debt decreased $6.1 billion last year, to $39.3 billion at year-end 2004 from $45.4 billion at year-end 2003 — reaching a previously announced target of debt levels in relation to corporate earnings before interest, taxes, depreciation and amortization.

CFFO was $21.8 billion in 2004, compared with $22.5 billion in 2003. The change is primarily due to 2004 severance payments related to the 21,000-employee voluntary separation plan in the fourth quarter 2003, offset by strong cash flow. In 2004, net cash used in investing activities was $10.3 billion, and net cash used in financing activities was $9.9 billion.

On a segment level, wireline’s CFFO was $11.8 billion in 2004, compared with $12.3 billion in 2003. Verizon Wireless’ CFFO was $9.5 billion in 2004, compared with $7.5 billion in 2003.

Free cash flow (non-GAAP, cash from operating activities less capital expenditures and dividends) was $4.3 billion in 2004, compared with $6.4 billion in 2003. Impacts on cash flow in 2004 included severance payments associated with the voluntary separation plan, as well as increased capital investments compared with 2003 to fund wireless and fiber-optic broadband growth initiatives.

Verizon News Release, page 6

Capital expenditures in 2004 totaled $13.3 billion, compared with $11.9 billion in 2003. In 2005, overall capital spending is expected to increase approximately 10 percent over 2004, driven by focused investments in growth markets.

Expense Items

In the fourth quarter 2004, reported operating expenses decreased 23.0 percent compared with the fourth quarter 2003, to $14.9 billion. When adjusted for special and non-recurring items, operating expenses were $14.8 billion in the fourth quarter 2004, an increase of 5.1 percent from comparable expenses in the fourth quarter 2003 (non-GAAP measure). Expenses for the fourth quarter 2003 included special items associated with the voluntary separation plan, environmental remediation costs and leasing operations costs, partially offset by net gains on sales of investments.

Special Items

Verizon’s reported fourth-quarter 2004 earnings of $3.0 billion, or $1.08 per share, principally included these special items: net gains of $1.0 billion, or 36 cents per share, from the sales of Verizon Information Services Canada and Verizon’s investment stake in TELUS Corp.; and tax benefits of $0.2 billion, or 8 cents per share, from previous investment-related losses. Verizon’s reported year-end 2004 earnings of $7.8 billion, or $2.79 per share, also included $0.5 billion, or 18 cents per share, in previously reported severance-related charges, partially offset by a $43 million, or 2 cents per share, gain on the sale of an investment.

Verizon’s reported year-end 2003 earnings of $3.1 billion, or $1.12 per share, included net charges of $4.2 billion. These net charges included gains of $0.5 billion related to accounting changes and to the net proceeds from sales of investments. These gains were more than offset by charges, including $3.4 billion related to severance, pension and benefit costs; $0.9 billion related to Verizon’s decision to sell its interest in Grupo Iusacell, a Mexican wireless business; and $0.4 billion related to environmental remediation, leasing operations and other charges.

Verizon News Release, page 7

Earnings per share calculations in all periods are impacted by a recent accounting change that increases the net income and number of shares in the diluted earnings per share calculations. This accounting change decreased 2004 diluted earnings per share by 1 cent and 2003 diluted earnings per share by 2 cents.

Business Segment Highlights

Following are fourth-quarter 2004 and full-year highlights from Verizon’s four business segments.

Wireline:

•	Wireline operating revenues of $9.7 billion in the fourth quarter 2004 were up slightly compared with the third quarter 2004, marking the third consecutive quarter of sequential operating revenue increases. This was supported by a 2.5 percent increase in business revenues, to $3.0 billion, comparing fourth quarter 2004 with third quarter 2004. For the year, wholesale revenues were up 1.4 percent — including growth in key areas such as SONET services — contributing $8.9 billion to total revenues of $38.6 billion. Business revenues were flat at $11.7 billion, and consumer revenues declined 2.5 percent to $15.5 billion.

•	Wireline cash expenses, excluding net pension and OPEB expenses (non-GAAP), were $5.7 billion in the fourth quarter 2004, a 5.7 percent decrease from the fourth quarter 2003. Fourth-quarter 2004 wage and salary expenses decreased by more than $200 million year-over-year due to the voluntary separation program and a fourth-quarter 2003 lump-sum labor contract payment. Savings helped fund increases in sales and marketing expenses and other operating costs in wireline growth areas.

•	Approximately 56 percent of Verizon residential customers have purchased local services in combination with either Verizon long-distance or Verizon DSL, or both. This compares with 43 percent in the fourth quarter 2003.

•	The average revenue per month per Verizon residential wireline customer rose to nearly $50 in the fourth quarter 2004, a 4 percent increase compared with the fourth quarter 2003.

•	Approximately 4.4 million Verizon Freedom packages were in service to residential and business customers by year-end 2004. Verizon Freedom plans help retain and win back customers by offering local services with various combinations of long-distance, wireless and Internet access, available on one bill.

•	The company had 17.7 million long-distance lines in service as of year-end 2004, an increase of 342,000 lines from end of the third quarter 2004.

Verizon News Release, page 8

•	Resale and Unbundled Network Element-Platform (UNE-P) lines totaled 6.6 million at the end of the fourth quarter 2004, up from 5.8 million at the end of the fourth quarter 2003 and down from 6.7 million at the end of the third quarter 2004. UNE-P lines decreased by 93,000 from the third to the fourth quarter in 2004. The company had 53.0 million switched wireline access lines in service as of year-end 2004.

•	Enterprise revenues totaled approximately $6 billion in 2004, increasing 4.9 percent in the fourth quarter 2004 and 1.9 percent in the full year, compared with the same periods in 2003.

•	Verizon’s Enterprise Solutions Group ended 2004 with more than 750 Enterprise Advance sales, meeting its year-end target of $250 million in Enterprise Advance revenues. Year-over-year trends were positive, and sales in the fourth quarter 2004 included a multi-year $138 million contract extension with Virginia Tech for NetworkVirginia broadband services connecting approximately 1,500 schools, libraries, clinics, research institutions and public service organizations throughout the commonwealth.

Wireless:

•	Retail gross additions increased 5.7 percent over the fourth quarter 2003. Retail net additions increased 14.7 percent, to 1.6 million of the company’s 1.7 million total net additions.

•	Service revenues for the quarter were $6.5 billion, up 20.5 percent. For the year, service revenues were $24.4 billion, up 20.0 percent. The company does not include taxes and regulatory fees in service revenues. Average service revenue per customer increased 3 percent in the quarter and nearly 3 percent for the full year, to $50.32 and $50.22, respectively.

•	Verizon Wireless continued its industry-leading cost management. In 2004, cash expense per customer declined 2.5 percent to its lowest-ever expense level for a full year, which is especially noteworthy given the record-high volume of new customers.

•	Data services usage continued to climb, contributing $1.1 billion in revenues in 2004, more than double the data revenues in 2003. In the fourth quarter, $359 million, or 5.6 percent, of all service revenues came from data services, continuing the upward trend from 3.2 percent in the prior year’s quarter. The company has 16.6 million data customers — more than one-third of all its customers.

•	Contributing to wireless data revenues, 3 billion text messages were exchanged during the quarter. Additionally, there were 32.6 million picture messages and 30.2 million downloads of Get It Now’s more than 500 games, exclusive content and other applications.

•	As previously announced, the company next week will launch V CAST, the nation’s first 3G (third-generation) consumer multimedia services, delivering high-quality video, 3D games and music to 3G handsets. At the same time, the company also will introduce three cutting-edge 3G handsets.

Verizon News Release, page 9

•	3G services are made possible by the company’s significantly-expanded (3G) EV-DO network, the largest and fastest wide-area broadband network in the nation, reaching 75 million Americans and growing. Already riding on this 3G network is the company’s BroadbandAccess service for business customers, giving them broadband-speed remote access from laptops and PDAs when out of the office.

Information Services:

•	Verizon Information Services (VIS) revenues of $890 million decreased 4.6 percent for the fourth quarter 2004 compared with the fourth quarter 2003, primarily due to reduced domestic print advertising revenues. For the year, VIS’ revenues of $3.6 billion decreased 5.6 percent in 2004 from 2003, primarily due to reduced domestic print advertising revenues and the elimination of revenues from the 2003 sale of European operations.

•	VIS’ domestic online directory and search service, SuperPages.com, continued to achieve strong growth in 2004, as demonstrated by a 22 percent increase in revenues and a 49 percent increase in searches over 2003.

•	Verizon sold the Verizon Information Services Canada directory operations to an affiliate of Bain Capital, a private investment firm, for $1.6 billion. The sale closed in the fourth quarter 2004, generating an after-tax gain of $516 million. As noted earlier, this gain and prior-period results for this unit are excluded from Information Services segment results.

International:

•	Fourth-quarter revenues were $544 million, bringing full-year revenues to $2.0 billion, compared with $477 million and $1.9 billion in the fourth quarter and full-year 2003, respectively. The fourth-quarter increase of 14.0 percent was primarily driven by Verizon’s 100 percent-owned affiliate in the Dominican Republic and reflects operational growth as well as foreign exchange rate improvement. The full-year increase of 3.3 percent reflects operational growth at Verizon Dominicana, as well as a prior-year revenue adjustment in Puerto Rico, partially offset by unfavorable foreign exchange rates in the Dominican Republic.

•	Fourth-quarter segment income was $338 million, bringing full-year segment income to $1.2 billion, compared with $341 million and $1.4 billion in the fourth quarter and full-year 2003, respectively. The decrease for the full-year primarily resulted from additional Italian tax benefits in 2003 from a reorganization at Vodafone Omnitel, lower asset sales and unfavorable foreign exchange rates, partially offset by operational growth at Verizon Dominicana and the prior-year revenue and expense adjustments in Puerto Rico.

•	During the fourth quarter, Verizon sold its 20.5 percent interest in TELUS and 24.5 percent interest in EuroTel Bratislava, a Slovak wireless provider. These transactions reflect

Verizon News Release, page 10

International’s continuing efforts to realign its portfolio and focus primarily on the Caribbean and Latin American region, as well as on Verizon’s 23.1 percent investment in Vodafone Omnitel.

With more than $71 billion in annual revenues, Verizon Communications Inc. (NYSE:VZ) is one of the world’s leading providers of communications services. Verizon has a diverse work force of more than 210,000 in four business units: Domestic Telecom serves customers based in 29 states with wireline telecommunications services, including broadband, nationwide long-distance and other services. Verizon Wireless owns and operates the nation’s most reliable wireless network, serving 43.8 million voice and data customers across the United States. Information Services operates directory publishing businesses and provides electronic commerce services. International includes wireline and wireless operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

Verizon Communications Inc.

Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03	% Change	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03	% Change
Operating Revenues	$18,263	$17,198	6.2	$71,283	$67,468	5.7

Operating Expenses
Cost of services and sales	6,064	5,852	3.6	23,168	21,701	6.8
Selling, general & administrative expense	5,281	10,071	(47.6)	21,088	24,894	(15.3)
Depreciation and amortization expense	3,565	3,445	3.5	13,910	13,607	2.2
Sales of businesses, net	—	—	—	—	(141)	(100.0)

Total Operating Expenses	14,910	19,368	(23.0)	58,166	60,061	(3.2)

Operating Income (Loss)	3,353	(2,170)	*	13,117	7,407	77.1
Equity in earnings of unconsolidated businesses	1,056	605	74.5	1,691	1,278	32.3
Income from other unconsolidated businesses	1	172	(99.4)	75	331	(77.3)
Other income and (expense), net	42	15	180.0	22	37	(40.5)
Interest expense	(575)	(665)	(13.5)	(2,384)	(2,797)	(14.8)
Minority interest	(574)	(451)	27.3	(2,409)	(1,583)	52.2

Income (Loss) Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	3,303	(2,494)	*	10,112	4,673	116.4
Income tax benefit (provision)	(786)	1,023	*	(2,851)	(1,213)	135.0

Income (Loss) Before Discontinued Operations and Cumulative Effect of Accounting Change	2,517	(1,471)	*	7,261	3,460	109.9
Discontinued Operations(1)
Income (loss) from operations	1,027	22	*	1,116	(869)	*
Provision for income taxes	(505)	(9)	*	(546)	(17)	*

Income (loss) on discontinued operations	522	13	*	570	(886)	*
Cumulative Effect of Accounting Change, Net of Tax	—	—	—	—	503	(100.0)

Net Income (Loss)	$3,039	$(1,458)	*	$7,831	$3,077	154.5

Basic Earnings (Loss) per Share	$1.10	$(.53)	*	$2.83	$1.12	152.7
Weighted average number of common shares (in millions)	2,770	2,765		2,770	2,756

Diluted Earnings (Loss) per Share(2)	$1.08	$(.53)	*	$2.79	$1.12	149.1
Weighted average number of common shares-assuming dilution (in millions)	2,823	2,765		2,831	2,832

Footnotes:

(1)	Discontinued Operations in all periods includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004. The fourth quarter and year-to-date 2004 also include the gain on the sale of Verizon Information Services Canada of $516 million, net of tax. The year-to-date 2003 period also includes Iusacell losses.
(2)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $14 million and $68 million for the fourth quarter and year-to-date 2004, respectively, and $82 million for the year-to-date 2003, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. There is no impact of dilutive securities in the fourth quarter of 2003, since a net loss from continuing operations was reported.
*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03	% Change	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03	% Change
Operating Revenues
Domestic Telecom	$9,668	$9,905	(2.4)	$38,551	$39,602	(2.7)
Domestic Wireless	7,342	5,984	22.7	27,662	22,489	23.0
Information Services	890	933	(4.6)	3,615	3,830	(5.6)
International	544	477	14.0	2,014	1,949	3.3
Other	(181)	(101)	79.2	(559)	(402)	39.1

Total Operating Revenues	18,263	17,198	6.2	71,283	67,468	5.7

Operating Expenses
Cost of services and sales	6,064	5,751	5.4	23,168	21,600	7.3
Selling, general & administrative expense	5,158	4,878	5.7	20,264	18,676	8.5
Depreciation and amortization expense	3,565	3,445	3.5	13,910	13,607	2.2
Sales of businesses, net	—	—	—	—	(141)	(100.0)

Total Operating Expenses	14,787	14,074	5.1	57,342	53,742	6.7

Operating Income	3,476	3,124	11.3	13,941	13,726	1.6
Equity in earnings of unconsolidated businesses	269	257	4.7	904	930	(2.8)
Income (loss) from other unconsolidated businesses	1	(4)	(125.0)	32	155	(79.4)
Other income and (expense), net	42	15	180.0	77	98	(21.4)
Interest expense	(575)	(665)	(13.5)	(2,384)	(2,797)	(14.8)
Minority interest	(574)	(451)	27.3	(2,409)	(1,583)	52.2

Income Before Provision for Income Taxes and Discontinued Operations	2,639	2,276	15.9	10,161	10,529	(3.5)
Provision for income taxes	(842)	(694)	21.3	(3,180)	(3,296)	(3.5)

Income Before Discontinued Operations	1,797	1,582	13.6	6,981	7,233	(3.5)
Discontinued Operations(1)
Income from operations	10	22	(54.5)	99	89	11.2
Provision for income taxes	(4)	(9)	(55.6)	(45)	(43)	4.7

Income on discontinued operations	6	13	(53.8)	54	46	17.4

Net Income Before Special Items	$1,803	$1,595	13.0	$7,035	$7,279	(3.4)

Basic Earnings per Share	$.65	$.58	12.1	$2.54	$2.64	(3.8)
Weighted average number of common shares (in millions)	2,770	2,765		2,770	2,756

Diluted Adjusted Earnings per Share(2)	$.64	$.58	10.3	$2.51	$2.60	(3.5)
Weighted average number of common shares-assuming dilution (in millions)	2,823	2,765		2,831	2,832

Footnotes:

(1)	Discontinued Operations in all periods includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004. The year-to-date 2003 period also includes Iusacell losses.
(2)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $14 million and $68 million for the fourth quarter and year-to-date 2004, respectively, and $82 million for the year-to-date 2003, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution. There is no impact of dilutive securities in the fourth quarter of 2003, since a net loss from continuing operations was reported.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 12/31/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Sales of Businesses and Investments, Net	Tax Benefits	3 Mos. Ended 12/31/04 Before Special Items
Operating Revenues	$18,263	$—	$—	$—	$18,263

Operating Expenses
Cost of services and sales	6,064	—	—	—	6,064
Selling, general & administrative expense	5,281	(23)	(100)	—	5,158
Depreciation and amortization expense	3,565	—	—	—	3,565

Total Operating Expenses	14,910	(23)	(100)	—	14,787

Operating Income	3,353	23	100	—	3,476
Equity in earnings of unconsolidated businesses	1,056	—	(787)	—	269
Income from other unconsolidated businesses	1	—	—	—	1
Other income and (expense), net	42	—	—	—	42
Interest expense	(575)	—	—	—	(575)
Minority interest	(574)	—	—	—	(574)

Income Before Provision for Income Taxes and Discontinued Operations	3,303	23	(687)	—	2,639
Provision for income taxes	(786)	(9)	187	(234)	(842)

Income Before Discontinued Operations	2,517	14	(500)	(234)	1,797
Discontinued Operations
Income from operations	1,027	—	(1,017)	—	10
Provision for income taxes	(505)	—	501	—	(4)

Income on discontinued operations	522	—	(516)	—	6

Net Income	$3,039	$14	$(1,016)	$(234)	$1,803

Basic Earnings per Common Share(1)	$1.10	$.01	$(.37)	$(.08)	$.65

Diluted Earnings per Common Share(1)	$1.08	$—	$(.36)	$(.08)	$.64

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 12/31/03 Reported (GAAP)	Severance, Pension and Benefit Charges	Other Special Items	Sales of Investments, Net	3 Mos. Ended 12/31/03 Before Special Items
Operating Revenues	$17,198	$—	$—	$—	$17,198

Operating Expenses
Cost of services and sales	5,852	(101)	—	—	5,751
Selling, general & administrative expense	10,071	(4,594)	(299)	(300)	4,878
Depreciation and amortization expense	3,445	—	—	—	3,445
Sales of businesses, net	—	—	—	—	—

Total Operating Expenses	19,368	(4,695)	(299)	(300)	14,074

Operating Income (Loss)	(2,170)	4,695	299	300	3,124
Equity in earnings of unconsolidated businesses	605	—	—	(348)	257
Income (loss) from other unconsolidated businesses	172	—	—	(176)	(4)
Other income and (expense), net	15	—	—	—	15
Interest expense	(665)	—	—	—	(665)
Minority interest	(451)	—	—	—	(451)

Income (Loss) Before Provision for Income Taxes and Discontinued Operations	(2,494)	4,695	299	(224)	2,276
Income tax benefit (provision)	1,023	(1,813)	(84)	180	(694)

Income (Loss) Before Discontinued Operations	(1,471)	2,882	215	(44)	1,582
Discontinued Operations
Income from operations	22	—	—	—	22
Provision for income taxes	(9)	—	—	—	(9)

Income on discontinued operations	13	—	—	—	13

Net Income (Loss)	$(1,458)	$2,882	$215	$(44)	$1,595

Basic Earnings (Loss) per Common Share(1)	$(.53)	$1.04	$.08	$(.02)	$.58

Diluted Earnings (Loss) per Common Share(1)	$(.53)	$1.04	$.08	$(.02)	$.58

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	12 Mos. Ended 12/31/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Sales of Businesses and Investments, Net	Tax Benefits	Other Special Items	12 Mos. Ended 12/31/04 Before Special Items
Operating Revenues	$71,283	$—	$—	$—	$—	$71,283

Operating Expenses
Cost of services and sales	23,168	—	—	—	—	23,168
Selling, general & administrative expense	21,088	(815)	(100)	—	91	20,264
Depreciation and amortization expense	13,910	—	—	—	—	13,910

Total Operating Expenses	58,166	(815)	(100)	—	91	57,342

Operating Income	13,117	815	100	—	(91)	13,941
Equity in earnings of unconsolidated businesses	1,691	—	(787)	—	—	904
Income from other unconsolidated businesses	75	—	(43)	—	—	32
Other income and (expense), net	22	—	—	—	55	77
Interest expense	(2,384)	—	—	—	—	(2,384)
Minority interest	(2,409)	—	—	—	—	(2,409)

Income Before Provision for Income Taxes and Discontinued Operations	10,112	815	(730)	—	(36)	10,161
Provision for income taxes	(2,851)	(316)	187	(234)	34	(3,180)

Income Before Discontinued Operations	7,261	499	(543)	(234)	(2)	6,981
Discontinued Operations
Income from operations	1,116	—	(1,017)	—	—	99
Provision for income taxes	(546)	—	501	—	—	(45)

Income on discontinued operations	570	—	(516)	—	—	54

Net Income	$7,831	$499	$(1,059)	$(234)	$(2)	$7,035

Basic Earnings per Common Share(1)	$2.83	$.18	$(.38)	$(.08)	$—	$2.54

Diluted Earnings per Common Share(1)	$2.79	$.18	$(.37)	$(.08)	$—	$2.51

		Special and Non-Recurring Items
Unaudited	12 Mos. Ended 12/31/03 Reported (GAAP)	Iusacell Charge	Severance, Pension and Benefit Charges	Lease Impairment and Other Special Charges	Cumulative Effect of Accounting Change	Sales of Investments, Net	12 Mos. Ended 12/31/03 Before Special Items
Operating Revenues	$67,468	$—	$—	$—	$—	$—	$67,468

Operating Expenses
Cost of services and sales	21,701	—	(101)	—	—	—	21,600
Selling, general & administrative expense	24,894	—	(5,422)	(496)	—	(300)	18,676
Depreciation and amortization expense	13,607	—	—	—	—	—	13,607
Sales of businesses, net	(141)	—	—	—	—	—	(141)

Total Operating Expenses	60,061	—	(5,523)	(496)	—	(300)	53,742

Operating Income	7,407	—	5,523	496	—	300	13,726
Equity in earnings of unconsolidated businesses	1,278	—	—	—	—	(348)	930
Income from other unconsolidated businesses	331	—	—	—	—	(176)	155
Other income and (expense), net	37	—	—	61	—	—	98
Interest expense	(2,797)	—	—	—	—	—	(2,797)
Minority interest	(1,583)	—	—	—	—	—	(1,583)

Income Before Provision for Income Taxes, Discontinued Operations and Cumulative Effect of Accounting Change	4,673	—	5,523	557	—	(224)	10,529
Provision for income taxes	(1,213)	—	(2,125)	(138)	—	180	(3,296)

Income Before Discontinued Operations and Cumulative Effect of Accounting Change	3,460	—	3,398	419	—	(44)	7,233
Discontinued Operations
Income (loss) from operations	(869)	957	1	—	—	—	89
Provision for income taxes	(17)	(26)	—	—	—	—	(43)

Income (loss) on discontinued operations	(886)	931	1	—	—	—	46
Cumulative Effect of Accounting Change, Net of Tax	503	—	—	—	(503)	—	—

Net Income	$3,077	$931	$3,399	$419	$(503)	$(44)	$7,279

Basic Earnings per Common Share(1)	$1.12	$.34	$1.23	$.15	$(.18)	$(.02)	$2.64

Diluted Earnings per Common Share(1)	$1.12	$.33	$1.20	$.15	$(.18)	$(.02)	$2.60

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03
Debt to debt and shareowners’ equity ratio-end of period	51.1%	57.6%	51.1%	57.6%

Book value per common share	$13.56	$12.09	$13.56	$12.09

Cash dividends declared per common share	$.385	$.385	$1.54	$1.54

Common shares outstanding (in millions)
End of period	2,770	2,768	2,770	2,768

Capital expenditures (including capitalized software)
Domestic Telecom	$2,415	$2,055	$7,118	$6,820
Domestic Wireless	1,512	1,511	5,633	4,590
Information Services	38	27	87	74
International	187	136	382	358
Other	30	11	39	32

Total	$4,182	$3,740	$13,259	$11,874

Total employees (1)	210,396	201,779	210,396	201,779

Footnote:

(1)	Prior period adjusted to reflect comparable figure.

Verizon Communications Inc.

Consolidated Balance Sheets

(dollars in millions)

Unaudited	12/31/04	12/31/03	$ Change
Assets
Current assets
Cash and cash equivalents	$2,290	$669	$1,621
Short-term investments	2,257	2,172	85
Accounts receivable, net	9,801	9,854	(53)
Inventories	1,535	1,262	273
Assets of discontinued operations	—	705	(705)
Assets held for sale	950	—	950
Prepaid expenses and other	2,646	4,233	(1,587)

Total current assets	19,479	18,895	584

Plant, property and equipment	185,522	180,940	4,582
Less accumulated depreciation	111,398	105,638	5,760

	74,124	75,302	(1,178)

Investments in unconsolidated businesses	5,855	5,789	66
Wireless licenses	42,090	40,907	1,183
Goodwill	837	835	2
Other intangible assets, net	4,521	4,702	(181)
Other assets	19,052	19,538	(486)

Total Assets	$165,958	$165,968	$(10)

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$3,593	$5,967	$(2,374)
Accounts payable and accrued liabilities	13,177	14,652	(1,475)
Liabilities of discontinued operations	—	76	(76)
Liabilities related to assets held for sale	525	—	525
Other	5,834	5,885	(51)

Total current liabilities	23,129	26,580	(3,451)

Long-term debt	35,674	39,413	(3,739)
Employee benefit obligations	17,941	16,754	1,187
Deferred income taxes	22,532	21,704	828
Other liabilities	4,069	3,703	366

Minority interest	25,053	24,348	705

Shareowners’ investment
Common stock	277	277	—
Contributed capital	25,404	25,363	41
Reinvested earnings	12,984	9,409	3,575
Accumulated other comprehensive loss	(1,053)	(1,250)	197
Common stock in treasury, at cost	(142)	(115)	(27)
Deferred compensation - employee stock ownership plans and other	90	(218)	308

Total shareowners’ investment	37,560	33,466	4,094

Total Liabilities and Shareowners’ Investment	$165,958	$165,968	$(10)

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03	$ Change
Cash Flows From Operating Activities
Income before discontinued operations and cumulative effect of accounting change	$7,261	$3,460	$3,801
Adjustments to reconcile income before discontinued operations and cumulative effect of accounting change to net cash provided by operating activities:
Depreciation and amortization expense	13,910	13,607	303
Sales of businesses, net	—	(141)	141
Employee retirement benefits	1,999	3,048	(1,049)
Deferred income taxes	1,842	826	1,016
Provision for uncollectible accounts	1,181	1,789	(608)
Income from unconsolidated businesses	(1,766)	(1,609)	(157)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(3,243)	1,740	(4,983)
Other, net	636	(253)	889

Net cash provided by operating activities	21,820	22,467	(647)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(13,259)	(11,874)	(1,385)
Acquisitions, net of cash acquired, and investments	(1,196)	(1,162)	(34)
Proceeds from disposition of businesses	1,720	229	1,491
Net change in short-term investments	(100)	(120)	20
Other, net	2,492	691	1,801

Net cash used in investing activities	(10,343)	(12,236)	1,893

Cash Flows From Financing Activities
Proceeds from long-term borrowings	514	4,653	(4,139)
Repayments of long-term borrowings and capital lease obligations	(5,198)	(10,759)	5,561
Decrease in short-term obligations, excluding current maturities	(783)	(1,330)	547
Dividends paid	(4,262)	(4,239)	(23)
Proceeds from sale of common stock	320	839	(519)
Purchase of common stock for treasury	(370)	—	(370)
Other, net	(77)	(123)	46

Net cash used in financing activities	(9,856)	(10,959)	1,103

Increase (decrease) in cash and cash equivalents	1,621	(728)	2,349
Cash and cash equivalents, beginning of period	669	1,397	(728)

Cash and cash equivalents, end of period	$2,290	$669	$1,621

Verizon Communications Inc.

Domestic Telecom – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03	% Change	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03	% Change
Operating Revenues
Local services	$4,557	$4,825	(5.6)	$18,522	$19,454	(4.8)
Network access services	3,064	3,073	(.3)	12,235	12,719	(3.8)
Long distance services	1,064	1,006	5.8	4,182	3,788	10.4
Other services	983	1,001	(1.8)	3,612	3,641	(.8)

Total Operating Revenues	9,668	9,905	(2.4)	38,551	39,602	(2.7)

Operating Expenses
Cost of services and sales	3,854	3,893	(1.0)	15,019	14,708	2.1
Selling, general & administrative expense	2,082	2,195	(5.1)	8,781	8,517	3.1
Depreciation and amortization expense	2,258	2,290	(1.4)	8,939	9,217	(3.0)

Total Operating Expenses	8,194	8,378	(2.2)	32,739	32,442.9

Operating Income	$1,474	$1,527	(3.5)	$5,812	$7,160	(18.8)
Operating Income Margin	15.2%	15.4%		15.1%	18.1%

Segment Income	$725	$710	2.1	$2,747	$3,335	(17.6)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Domestic Telecom – Selected Operating Statistics

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03	% Change	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03	% Change
Switched access lines in service (000)
Residence	34,160	36,089	(5.3)	34,160	36,089	(5.3)
Business	18,392	18,990	(3.1)	18,392	18,990	(3.1)
Public	427	462	(7.6)	427	462	(7.6)

Total	52,979	55,541	(4.6)	52,979	55,541	(4.6)
Special DS0 equivalents	91,688	84,806	8.1	91,688	84,806	8.1

Total voice grade equivalents (000)	144,667	140,347	3.1	144,667	140,347	3.1

Resale & UNE-P lines (000)	6,578	5,762	14.2	6,578	5,762	14.2
Minutes of use from Carriers and CLECs (in millions)	53,932	58,357	(7.6)	224,793	238,365	(5.7)
Long distance lines (1) (000)	17,655	15,318	15.3	17,655	15,318	15.3
DSL lines (000)	3,559	2,319	53.5	3,559	2,319	53.5

High capacity and digital data revenues ($ in millions)
Data transport	$1,823	$1,632	11.7	$7,025	$6,546	7.3
Data solutions	219	238	(8.0)	771	716	7.7

Total revenues	$2,042	$1,870	9.2	$7,796	$7,262	7.4

Footnote:

(1)	Includes cumulative long distance line adjustments of 1,318,000 lines in the fourth quarter of 2003. As previously disclosed, these adjustments pertain to an overstatement of long distance lines discovered in the second quarter of 2004.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03	% Change	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03	% Change
Revenues
Service revenues	$6,467	$5,366	20.5	$24,400	$20,336	20.0
Equipment and other	875	618	41.6	3,262	2,153	51.5

Total Revenues	7,342	5,984	22.7	27,662	22,489	23.0

Operating Expenses
Cost of services and sales	2,128	1,739	22.4	7,747	6,460	19.9
Selling, general & administrative expense	2,658	2,115	25.7	9,591	8,057	19.0
Depreciation and amortization expense	1,181	1,025	15.2	4,486	3,888	15.4

Total Operating Expenses	5,967	4,879	22.3	21,824	18,405	18.6

Operating Income	$1,375	$1,105	24.4	$5,838	$4,084	42.9
Operating Income Margin	18.7%	18.5%		21.1%	18.2%

Segment Income	$396	$307	29.0	$1,645	$1,083	51.9

Selected Operating Statistics
Subscribers (000)	43,816	37,522	16.8	43,816	37,522	16.8
Penetration	18.0%	16.0%		18.0%	16.0%
Subscriber net adds in period(1) (000)	1,698	1,496	13.5	6,294	5,031	25.1
Total churn rate, including prepaid	1.4%	1.7%		1.5%	1.8%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

(1)	Includes acquisition of 6,000 subscribers in the first quarter of 2003 and 4,000 subscribers in the fourth quarter of 2004.

Verizon Communications Inc.

Information Services – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03	% Change	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03	% Change
Operating Revenues	$890	$933	(4.6)	$3,615	$3,830	(5.6)

Operating Expenses
Cost of services and sales	149	121	23.1	546	559	(2.3)
Selling, general & administrative expense	339	398	(14.8)	1,331	1,400	(4.9)
Depreciation and amortization expense	22	21	4.8	87	79	10.1
Sales of businesses, net	—	—	—	—	(141)	(100.0)

Total Operating Expenses	510	540	(5.6)	1,964	1,897	3.5

Operating Income	$380	$393	(3.3)	$1,651	$1,933	(14.6)
Operating Income Margin	42.7%	42.1%		45.7%	50.5%

Segment Income	$232	$234	(.9)	$998	$1,157	(13.7)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Information Services results in all periods exclude the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004. The fourth quarter and year-to-date 2004 also exclude the gain on the sale of Verizon Information Services Canada of $516 million, net of tax.

Verizon Communications Inc.

International - Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03	% Change	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03	% Change
Operating Revenues	$544	$477	14.0	$2,014	$1,949	3.3

Operating Expenses
Cost of services and sales	170	152	11.8	626	574	9.1
Selling, general & administrative expense	120	118	1.7	471	691	(31.8)
Depreciation and amortization expense	87	94	(7.4)	324	346	(6.4)

Total Operating Expenses	377	364	3.6	1,421	1,611	(11.8)

Operating Income	$167	$113	47.8	$593	$338	75.4
Operating Income Margin	30.7%	23.7%		29.4%	17.3%

Equity in Earnings of Unconsolidated Businesses	$305	$302	1.0	$1,031	$1,091	(5.5)
Income from Other Unconsolidated Businesses	$—	$—	—	$31	$169	(81.7)

Segment Income	$338	$341	(.9)	$1,225	$1,392	(12.0)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Other Reconciliations

		(dollars in millions)
Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03
Operating Income Margin Excluding Special and Non-recurring Items and Net Pension/OPEB - Total Verizon
Operating revenues	$18,263	$17,198

Reported operating income (loss)	$3,353	$(2,170)
Special and non-recurring items	123	5,294
Net pension/OPEB expense	233	21

Operating income excluding special and non-recurring items and net pension/OPEB	$3,709	$3,145

Reported operating income margin	18.4%	-12.6%
Operating income margin excluding special and non-recurring items and net pension/OPEB	20.3%	18.3%

Operating Income Margin Excluding Net Pension/OPEB - Domestic Telecom
Total operating revenues	$9,668	$9,905

Operating income	$1,474	$1,527
Net pension/OPEB expense	195	1

Operating income excluding net pension/OPEB	$1,669	$1,528

Operating income margin	15.2%	15.4%
Operating income margin excluding net pension/OPEB	17.3%	15.4%

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03
Domestic Telecom Cash Operating Expense Excluding Net Pension/OPEB
Domestic Telecom operating expenses	$8,194	$8,378
Less: Domestic Telecom depreciation and amortization	(2,258)	(2,290)
Net pension/OPEB expense	(195)	(1)

Domestic Telecom cash operating expense excluding net pension/OPEB	$5,741	$6,087

Unaudited	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03
Free Cash Flow
Cash from operating activities	$21,820	$22,467
Less: Capital expenditures (including capitalized software)	(13,259)	(11,874)
Dividends paid	(4,262)	(4,239)

Free Cash Flow	$4,299	$6,354

Unaudited	12 Mos. Ended 12/31/04	12 Mos. Ended 12/31/03
Cash Flow Summary
Cash provided by operating activities	$21,820	$22,467
Cash used in investing activities	(10,343)	(12,236)
Cash used in financing activities	(9,856)	(10,959)

Increase (decrease) in cash and cash equivalents	1,621	(728)
Cash and cash equivalents, beginning of period	669	1,397

Cash and cash equivalents, end of period	$2,290	$669

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/04	3 Mos. Ended 12/31/03	12 Mos. Ended 12/31/04
EBITDA - Verizon Wireless
Segment income:
Domestic Telecom	$725	$710	$2,747
Verizon Wireless	396	307	1,645
Information Services	232	234	998
International	338	341	1,225

Total segments	1,691	1,592	6,615
Corporate and other	1,348	(3,050)	1,216

Consolidated net income (loss)	$3,039	$(1,458)	$7,831

Verizon Wireless EBITDA
Segment income	$396	$307	$1,645
Add/subtract non-operating items:
Provision for income taxes	276	230	1,265
Minority interest	556	439	2,323
Interest expense	156	135	661
Other income/(expense), net	(4)	(2)	(11)
Equity in earnings of unconsolidated businesses	(5)	(4)	(45)

Operating income	1,375	1,105	5,838
Add depreciation and amortization expense	1,181	1,025	4,486

Verizon Wireless EBITDA	$2,556	$2,130	$10,324

Verizon Wireless total revenues	$7,342	$5,984	$27,662

Verizon Wireless service revenues	$6,467	$5,366	$24,400

Verizon Wireless operating income margin	18.7%	18.5%	21.1%

Verizon Wireless EBITDA margin	39.5%	39.7%	42.3%